Exhibit 2.1

Execution Version

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of the 30th day of December 2021, is entered into by and among the shareholders of SPECTRUM CONTROLS, INC., a Washington corporation (the “Company”), identified on the signature pages hereto (individually, a “Seller” and collectively, “Sellers”), Bruce M. Wanta, in his capacity as the Shareholder Representative, and Allied Motion Technologies Inc., a Colorado corporation (“Buyer”).

RECITALS

WHEREAS, Sellers owns all of the issued and outstanding shares of common stock, par value $1.00 per share (the “Shares”), of the Company;

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein; and

WHEREAS, a portion of the purchase price payable by Buyer to Sellers shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquired Company” means each of the Company and Spectrum International.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 6.05(b).

“Amendment to Current Lease” has the meaning set forth in Section 2.05(b)(viii).

“Ancillary Documents” means the Escrow Agreement, the Registration Rights Agreement, the Subscription Agreement, the Employment Agreement, the Stock Powers, the Shareholder Waivers, the Resignations, the FIRPTA Certificates, the Future Lease, the Amendment to Current Lease, the Payoff Letters, and other documents to be delivered by Sellers or Buyer pursuant to this Agreement.

“Applicable Percentage” means, as to each Seller, the percentage of the Shares held by such Seller as set forth in Section 3.01(a) of the Disclosure Schedules.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in New York, NY or Seattle, WA are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Buyer Stock” means the common stock, no par value, of Buyer.

“Buyer Stock Cap” means that number of shares of Buyer Stock that when divided into the number of shares of Buyer Stock issued and outstanding as of immediately prior to Closing equals 0.199. For the avoidance of doubt, the number of shares issued and outstanding shall be determined on a pre-transaction basis and without taking into account the number of shares issuable or voting power gained as part of the transactions contemplated in this Agreement.

“Cash” means the amount of the cash held on hand or in deposit, checking, or other similar accounts, including money market accounts, by or for the benefit of the Acquired Companies, determined in accordance with GAAP; provided, that Cash shall be calculated net of any (A) checks, wires, and drafts issued by any Acquired Company but not yet cashed or deducted, (B) bank overdrafts, and (C) cash subject to any legal, contractual, or other restriction on the ability to freely transfer or use such cash for any lawful purpose.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (2020).

“Closing” has the meaning set forth in Section 2.04.

“Closing Amount” has the meaning set forth in Section 2.02(a).

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Date Payment” has the meaning set forth in Section 2.03(a).

“Closing Date Cash Payment” has the meaning set forth in Section 2.03(a).

“Closing Date Stock Payment” has the meaning set forth in Section 2.03(a).

“Closing Working Capital” means: (a) the Current Assets of the Acquired Companies on a consolidated basis, less (b) the Current Liabilities of the Acquired Companies on a consolidated basis, all as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.03(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.03(a).

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” means all Intellectual Property that is owned by an Acquired Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property to which an Acquired Company is a party, beneficiary, or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names, and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by an Acquired Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral.

“COVID-19” means the infectious disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, shut down, closure, or any other Law, order, directive, guideline, or recommendation by any Governmental Authority in connection with or in response to COVID-19, including without limitation, the CARES Act.

“Current Assets” means accounts receivable, other receivables (excluding those from Sellers or other Related Persons of Sellers), inventory, and prepaid expenses, but in any event excluding receivables from any of an Acquired Company’s directors, employees, officers, other Related Persons of Sellers, or shareholders and any of their respective Affiliates, each determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, and valuation and estimation methodologies, that were used in the preparation of the Financial Statements and the sample calculation attached hereto as Exhibit A.

“Current Liabilities” means accounts payable and accrued expenses, including salaries, commissions, compensation, and other similar amounts payable to any of an Acquired Company’s directors, employees, and officers, but in any event excluding (a) payables to any of an Acquired Company’s directors, employees, officers, other Related Persons of Sellers, or shareholders and any of their respective Affiliates that are not salaries, compensation, or similar amounts, (b) Taxes payable (other than accrued business taxes and payroll taxes reflected on the Balance Sheet), (c) unpaid Transaction Expenses, (d) the current portion of any Indebtedness of an Acquired Company, and (e) any Debt Like Items, each determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, and valuation and estimation methodologies, that were used in the preparation of the Financial Statements and the sample calculation attached hereto as Exhibit A.

“Debt Like Items” means, without duplication, (a) deferred revenue, including the amount of any customer advances or deposits payable of an Acquired Company for work in process or products or services not yet delivered determined in accordance with GAAP; (b) to the extent not included in calculation of Transaction Expenses or Closing Working Capital, any liabilities in respect of bonus compensation (including sales bonuses) or similar amounts payable to any employee, officer, of director of an Acquired Company; and (c) the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, fees, expenses, or penalties) arising under, any obligations of any Acquired Company consisting of (i) conditional sale obligations; (ii) any unsatisfied obligation or unfunded or underfunded liability under any pension plan; (iii) any liability in respect of deferred compensation (including the employer portion of any employment, payroll, social security, unemployment or other similar Taxes in connection therewith); (iv) any liability in respect of all obligations under leases required to be capitalized in accordance with GAAP; and (v) any liability for any compensation due and payable as a result of the termination of employment or engagement, as the case may be, of any personnel or independent contractors of any Acquired Entity prior to the Closing Date, including for severance, bonus, and paid time-off and the amount of the employer’s portion of any employment, payroll, or social security Taxes with respect to the obligations set forth in this clause (v).

“DFARS” means the Defense Federal Acquisition Regulation Supplement.

“Direct Claim” has the meaning set forth in Section 7.06(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.03(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“E.O. 11246” has the meaning set forth in Section 3.21(e).

“Employee IP Assignment Agreement” has the meaning set forth in Section 3.12(c).

“Employment Agreement” has the meaning set forth in Section 2.05(b)(x).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on, or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision, or other action required under or issued, granted, given, authorized by, or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with an Acquired Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, the Shareholder Representative, and Escrow Agent at the Closing, substantially in the form of Exhibit B.

“Estimated Cash” has the meaning set forth in Section 2.03(a)(ii).

“Estimated Closing Debt Like Items” has the meaning set forth in Section 2.03(a)(ii).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.03(a)(ii).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.03(a)(ii).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.03(a)(ii).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.03(a)(ii).

“Ex-Im Laws” means all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, EAR, ITAR, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Extended Representations of Sellers” means the representations and warranties contained in Sections 3.05, 3.15(c), and 3.19 of this Agreement.

“FAR” means the Federal Acquisition Regulation.

“Financial Statements” has the meaning set forth in Section 3.06.

“FIRPTA Certificates” has the meaning set forth in Section 2.05(b)(iii).

“Fundamental Representations” means the Fundamental Representations of Buyer and the Fundamental Representations of Sellers.

“Fundamental Representations of Buyer” means the representations and warranties contained in Sections 4.01, 4.02, 4.04, and 4.06 of this Agreement.

“Fundamental Representations of Sellers” means the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.04, 3.10(a), and 3.31 of this Agreement.

“Future Lease” has the meaning set forth in Section 2.05(b)(ix).

“GAAP” means United States generally accepted accounting principles in effect from time to time, as historically applied by the Company.

“Group Expense Allocations” means the reasonable allocations by the Buyer to the Company for insurance, IT, and other expenses incurred by Buyer for the benefit of the Company.

“Government Bid” means any unexpired offer by an Acquired Company to sell products or services to any Governmental Authority, prime contractor, grant recipient, or higher-tier subcontractor or sub-recipient of a Governmental Authority that, if accepted, would result in a Government Contract. The term “Government Bid” also includes any unexpired binding proposal, quotation, or other offer by an Acquired Company upon which a Governmental Authority or any prime contractor, grant recipient, or higher-tier subcontractor or sub-recipient of a Governmental Authority could rely in issuing an award or order that would become a Government Contract upon award or issuance of the order by the Governmental Authority, prime contractor, or higher tier subcontractor or sub-recipient of the Government Contract to an Acquired Company or a prime contractor or higher-tier subcontractor or sub-recipient, as applicable.

“Government Contract” means (a) any Prime Contract, and (b) any contract, order, subcontract, supply agreement, sub-recipient agreement, or other arrangement of any kind between an Acquired Company and (i) any prime contractor, grant recipient, higher-tier subcontractor, higher-tier supplier, or higher-tier sub-recipient of a Governmental Authority that pertains to any contract, grant, or other agreement with a Governmental Authority, or (ii) any lower-tier subcontractor, lower-tier sub-recipient, or lower-tier subcontractor, or lower-tier supplier of an Acquired Company pertaining to any Acquired Company prime contract, grant, subcontract, sub-recipient agreement, or supply agreement involving a Governmental Authority.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, without duplication and with respect to an Acquired Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures, or other similar instruments; (d) obligations under any interest rate, currency swap, or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance, or similar credit transactions; (g) guarantees made by an Acquired Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs, and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” has the meaning set forth in Section 7.06.

“Indemnifying Party” has the meaning set forth in Section 7.06.

“Indemnity Escrow Amount” means $5,500,000.00.

“Indemnity Escrow Fund” has the meaning set forth in Section 2.05(a)(iii)(B).

“Independent Accountant” has the meaning set forth in Section 2.03(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any Seller or any director or officer of an Acquired Company, in each case after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” means all Intellectual Property in which an Acquired Company holds any rights or interests granted by other Persons, including any Seller.

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), or assets of an Acquired Company, or (b) the ability of a Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) general local, domestic, foreign, or international economic or political conditions; (ii) conditions generally affecting the industries or markets in which an Acquired Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), pandemics generally, including but not limited to COVID-19, armed hostilities, sabotage or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules or principles, including GAAP; or (vi) the public announcement, pendency, or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on an Acquired Company compared to other participants in the programmable logic controller I/O business of Rockwell Automation in which such Acquired Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“Ordinary Representations” means (a) with respect to Sellers, the representations and warranties of Sellers in Article III of this Agreement that are not Extended Representations of Sellers or Fundamental Representations of Sellers, and (b) with respect to Buyer, the representations and warranties of Buyer in Article IV of this Agreement that are not Fundamental Representations of Buyer.

“Paycheck Protection Program” or “PPP” means the Paycheck Protection Program established pursuant to the CARES Act and administered by the U.S. Small Business Administration pursuant to the Small Business Act of 1953, 15 U.S.C. § 631 et seq., as amended.

“Payoff Letters” has the meaning set forth in Section 2.05(b)(vi).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual or a corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Platform Agreements” has the meaning set forth in Section 3.12(h).

“Post-Closing Adjustment Amount” has the meaning set forth in Section 2.03(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before the Closing Date and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of an Acquired Company for any Post-Closing Tax Period.

“PPP Claim” means any audit, examination, Action, suit, dispute, or other claim, in each case relating to the PPP Loan.

“PPP Loans” means all loans borrowed by the Company pursuant to the Paycheck Protection Program, including loans in the principal amounts of $1,649,900.00 and $1,695,800.00 made to the Company pursuant to the Paycheck Protection Program.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before the Closing Date and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of an Acquired Company for any Pre-Closing Tax Period.

“Preferred Bidder Status” means a Small Business Concern, a Small Disadvantaged Business, an 8(a) concern, a Service-Disabled Veteran-Owned Small Business, a Veteran-Owned Small Business, a Historically Underutilized Business Zone Small Business Concern, a Woman-Owned Small Business Concern, a “protégé” under a mentor-protégé agreement or program, or any other similar preferential status relating to Government Contracts.

“Prime Contract” means any contract, order, subcontract, supply agreement, subrecipient agreement, supply agreement, or other arrangement of any kind between an Acquired Company and a Governmental Authority.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchase Price Adjustment Escrow Amount” means $912,500.00.

“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 2.05(a)(iii)(A).

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased, or subleased by an Acquired Company, together with all buildings, structures, and facilities located thereon.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by Buyer and Sellers at the Closing, in the form of Exhibit C.

“Related Person” means an Affiliate of a Person or an immediate family member of a Person, which immediate family members shall include parents, grandparents, mother-in-law, father-in-law, wife, brother, sister, brother-in-law, sister-in-law, son-in-law, daughter-in-law, children, grandchildren, cousin, aunt, uncle, niece, or nephew (whether by blood, marriage, or adoption).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface, or subsurface strata or within any building, structure, facility, or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Resignations” has the meaning set forth in Section 2.05(b)(iv).

“Resolution Period” has the meaning set forth in Section 2.03(c)(ii).

“Restricted Business” means (a) the design, manufacture, marketing, distribution, sale, or servicing of input and output (I/O) modules for use in (i) programmable logic controllers, (ii) industrial marquee displays, or (iii) universal industrial gateways, and (b) any business engaged in by an Acquired Company at any time within the five year period immediately preceding the Closing Date.

“Restricted Period” has the meaning set forth in Section 5.04(a).

“Review Period” has the meaning set forth in Section 2.03(c)(i).

“Reviewed Financial Statements” has the meaning set forth in Section 3.06.

“Sanctioned Country” means any country or region that is, or was at the relevant time, the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List, (b) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a), or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Section 338(h)(10) Election” has the meaning set forth in Section 6.05(a).

“Section 503” has the meaning set forth in Section 3.21(e).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Seller Issued Stock” means all Buyer Stock issued to Sellers pursuant to this Agreement.

“Shareholder Representative” has the meaning set forth in Section 8.03(a).

“Shareholder Waivers” has the meaning set forth in Section 2.05(b)(vii).

“Shares” has the meaning set forth in the recitals.

“Single Employer Plan” has the meaning set forth in Section 3.20(d).

“Spectrum International” means Spectrum International, Inc., a Washington corporation.

“Statement of Objections” has the meaning set forth in Section 2.03(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.04.

“Stock Powers” has the meaning set forth in Section 2.05(b)(i).

“Subscription Agreement” means that certain Subscription Agreement with respect to the Buyer Stock, in the form attached hereto as Exhibit D.

“Target Working Capital” means $7,300,000.

“Tax” and “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person by law or by contract.

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means Argentina, Australia, Brazil, Canada, Chile, China, Columbia, Costa Rica, Honduras, Hong Kong, Iceland, India, Indonesia, Israel, Japan, Korea, Malaysia, Mexico, Peru, Philippines, Puerto Rico, Singapore, South Africa, Switzerland, Taiwan, Taiwan (ROC), Thailand, United Arab Emirates, United Kingdom, United States, Uruguay, Vietnam, each country within the European Union, and any other country to which an Acquired Company exported goods, services, or technology at any time within the five year period immediately preceding the Closing Date.

“Third Party Claim” has the meaning set forth in Section 7.06(a).

“Trade Control Laws” means Laws and regulations related to the exportation or importation of articles, technology, technical data, and services, and trade sanctions, including but not limited to the Arms Export Control Act (“AECA”), the International Traffic in Arms Regulation (“ITAR”), the Export Administration Act (“EAA”), the Export Administration Regulation (“EAR”), the Foreign Corrupt Practice Act (“FCPA”) and all Laws administered by the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”), the U.S. Commerce Department’s Bureau of Industry and Security (“BIS”), the U.S. Treasury Department’s Office of Foreign Asset Controls (“OFAC”), the U.S. Department of Justice’s Bureau of Alcohol, Tobacco, and Firearms (“ATF”), the U.S. Committee on Foreign Investments in the United States (“CFIUS”), the U.S. Department of Energy National Nuclear Security Agency (“NNSA”), the U.S. Department of Homeland Security’s Customs and Border Protection (“CBP”), the U.S. Bureau of the Census, and the U.S. Nuclear Regulatory Commission (“NRC”).

“Transaction Expenses” means all fees and expenses incurred by an Acquired Company or any Seller at or prior to the Closing in connection with the preparation, negotiation, and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

“Undisputed Amounts” has the meaning set forth in Section 2.03(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“VEVRAA” has the meaning set forth in Section 3.21(e).

“Wanta” means Bruce M. Wanta.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and any similar applicable state, local, and foreign laws related to plant closings, relocations, mass layoffs, and employment losses.

ARTICLE II
Purchase and sale

Section 2.01      Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02      Purchase Price. The aggregate purchase price for the Shares shall be Seventy Million Dollars ($70,000,000,000.00), subject to adjustment pursuant to Section 2.03 hereof (the “Purchase Price”), paid as follows:

(a)            $45,000,000.00 (the “Closing Amount”) paid at Closing, paid pursuant to, and subject to adjustment under, Section 2.03(a) below;

(b)            $12,500,000.00, paid on December 30, 2022, paid 50% in cash and 50% in the form of Buyer Stock issued from Buyer to Sellers, with the specific number of shares of Buyer Stock being calculated pursuant to Section 2.06 and Section 2.07; and

(c)            $12,500,000.00, paid on December 29, 2023, paid 50% in cash and 50% in the form of Buyer Stock issued from Buyer to Sellers, with the specific number of shares of Buyer Stock being calculated pursuant to Section 2.06 and Section 2.07.

The parties agree to allocate the Purchase Price for tax purposes as provided in Section 6.05(b).

Section 2.03      Purchase Price Adjustment.

(a)            Closing Adjustment.

(i)            At the Closing, the Closing Amount shall be adjusted in the following manner:

(A)            either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.03(a)(ii)) is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;

(B)            an increase by the amount of Cash of the Acquired Companies;

(C)            a decrease by the amount of the Estimated Closing Debt Like Items (as determined in accordance with Section 2.03(a)(ii));

(D)            a decrease by the amount of the Estimated Closing Indebtedness (as determined in accordance with Section 2.03(a)(ii)); and

(E)            a decrease by the amount of the Estimated Closing Transaction Expenses (as determined in accordance with Section 2.03(a)(ii)).

The net amount after giving effect to the adjustments listed in (A)-(E) above shall be the “Closing Date Payment.” The Closing Date Payment shall be paid (i) $17,999,979.84 in the form of Buyer Stock issued from Buyer to Sellers (the “Closing Date Stock Payment”), with the specific number of shares of Buyer Stock being calculated pursuant to Section 2.06 and Section 2.07, and (ii) the remainder paid in cash (the “Closing Date Cash Payment”).

(ii)            The Shareholder Representative has prepared and delivered to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Acquired Companies as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital, a calculation of the Cash of the Acquired Companies as of the Closing (the “Estimated Cash”) a calculation of all outstanding Debt Like Items of the Acquired Companies as of the Closing (the “Estimated Closing Debt Like Items”) and payment information with respect thereto, a calculation of all outstanding Indebtedness of the Acquired Companies as of the Closing (the “Estimated Closing Indebtedness”) and payment information with respect thereto, and a calculation of all unpaid Transaction Expenses of the Acquired Companies as of the Closing (the “Estimated Closing Transaction Expenses”) and payment information with respect thereto (such statement the “Estimated Closing Working Capital Statement”), and a certificate of the Shareholder Representative that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, and valuation and estimation methodologies, that were used in the preparation of the Financial Statements and the sample calculation attached hereto as Exhibit A.

(b)            Post-Closing Adjustment.

(i)            Within 90 days after the Closing Date, Buyer shall prepare and deliver to the Shareholder Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Acquired Companies as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital, a calculation of the Cash of the Acquired Companies as of the Closing, a calculation of the outstanding Debt Like Items of each Acquired Company as of the Closing, a calculation of the outstanding Indebtedness of each Acquired Company as of the Closing, and a calculation of the unpaid Transaction Expenses of each Acquired Company as of the Closing (the “Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, and valuation and estimation methodologies, that were used in the preparation of the Financial Statements and the sample calculation attached hereto as Exhibit A.

(ii)            The post-closing adjustment shall be an amount equal to (A) the Estimated Working Capital minus the Closing Working Capital, plus (B) the Estimated Cash minus the Cash of the Acquired Companies as of the Closing, (C) the outstanding Debt Like Items of the Acquired Companies as of the Closing minus the Estimated Closing Debt Like Items, plus (D) the outstanding Indebtedness of the Acquired Companies as of the Closing minus the Estimated Closing Indebtedness, plus (E) the unpaid Transaction Expenses of the Acquired Companies as of the Closing minus the Estimated Closing Transaction Expenses (the “Post-Closing Adjustment Amount”). If the Post-Closing Adjustment Amount is a negative number as finally determined pursuant to Section 2.03(b)-(c), then Buyer shall, pursuant to Section 2.03(d), pay to the Shareholder Representative, for further payment to the Sellers in accordance with their Applicable Percentage, the amount by which the Post-Closing Adjustment Amount is less than zero. If the Post-Closing Adjustment Amount is a positive number as finally determined pursuant to Section 2.03(b)-(c), then Sellers shall, pursuant to Section 2.03(d), pay to Buyer an amount equal to the Post-Closing Adjustment Amount.

(c)            Examination and Review.

(i)            Examination. After receipt of the Closing Working Capital Statement, the Shareholder Representative shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Shareholder Representative shall have full access to the books and records of the Acquired Companies, the personnel of, and work papers prepared by, Buyer to the extent that they relate to the Closing Working Capital Statement, and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as the Shareholder Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Acquired Companies.

(ii)            Objection. On or prior to the last day of the Review Period, the Shareholder Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth the Shareholder Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Shareholder Representative’s disagreement therewith (the “Statement of Objections”). If the Shareholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment Amount, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Shareholder Representative and all Sellers. If the Shareholder Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Shareholder Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment Amount and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and the Shareholder Representative, shall be final and binding on all parties.

(iii)            Resolution of Disputes. If the Shareholder Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an impartial nationally or regionally recognized firm of independent certified public accountants not providing services to Buyer, any Seller, any Acquired Company, or the Shareholder Representative and mutually agreed to by Buyer and the Shareholder Representative (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment Amount, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)            Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by the Shareholder Representative and Buyer.

(v)            Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement or the Post-Closing Adjustment Amount shall be conclusive and binding upon the parties hereto.

(d)            Payments of Post-Closing Adjustment Amount. Except as otherwise provided herein, any payment of the Post-Closing Adjustment Amount, together with interest calculated as set forth below, shall (i) be due (A) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (B) if there are Disputed Amounts, then within five Business Days of the resolution described in Section 2.03(c)(iii)-(iv) above; and (ii) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or the Shareholder Representative (for further payment to the Sellers in accordance with their Applicable Percentage), as the case may be. Any payment of the Post-Closing Adjustment Amount owed by Sellers to Buyer shall be first paid from the Purchase Price Adjustment Escrow Fund; and to the extent the amount of the Post-Closing Adjustment Amount exceeds the amount available in the Purchase Price Adjustment Escrow Fund, from the Sellers jointly and severally. The amount of any Post-Closing Adjustment Amount, to the extent undisputed, shall bear interest from and including the due date to and excluding the date of payment at a rate per annum equal to 8% per annum. Such interest shall be calculated daily on the basis of a 365/366 day year and the actual number of days elapsed. Once the Post Closing Adjustment Amount has been satisfied, to the extent that there are funds remaining in the Purchase Price Adjustment Escrow Fund, then Buyer and the Shareholder Representative shall, within five Business Days, deliver joint written instructions, in accordance with the Escrow Agreement, to the Escrow Agent instructing the Escrow Agent to disburse to the Shareholder Representative (for further payment to the Sellers in accordance with their Applicable Percentage) the entire remaining balance in the Purchase Price Adjustment Escrow Fund.

(e)            Adjustments for Tax Purposes. Any payments made pursuant to Section 2.03 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.04      Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held on the date hereof remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Sellers, the Shareholder Representative, and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing will for all Tax and financial accounting purposes be deemed effective as of 11:59 p.m. U.S. Eastern Time on December 30, 2021.

Section 2.05      Transactions to be Effected at the Closing.

(a)            At the Closing, Buyer shall:

(i)            deliver to the Shareholder Representative:

(A)            the Closing Date Cash Payment, less the Purchase Price Adjustment Escrow Amount and the Indemnity Escrow Amount, by wire transfer of immediately available funds, to an account designated in writing by the Shareholder Representative to Buyer no later than two (2) Business Days prior to the Closing Date (and Shareholder Representative hereby covenants and agrees to, within one (1) Business Day of receipt, remit such payment to Sellers in accordance with each Seller’s Applicable Percentage, unless the Shareholder Representative and the Sellers agree otherwise); and

(B)            a copy of the irrevocable instructions to Buyer’s transfer agent instructing the transfer agent to deliver, on an expedited basis, the Buyer Stock to be issued in satisfaction of the Closing Date Stock Payment in book entry form, with each Seller receiving a portion of such Buyer Stock based on such Seller’s Applicable Percentage;

(C)            the Registration Rights Agreement, duly executed by Buyer;

(D)            the Subscription Agreement, duly executed by Buyer;

(E)            the Escrow Agreement, duly executed by Buyer; and

(ii)            pay, on behalf of the Acquired Companies or Sellers, the following amounts:

(A)            Debt Like Items of the Acquired Companies payable at Closing per the Estimated Closing Working Capital Statement, by wire transfer of immediately available funds to the accounts and in the amounts specified in the Estimated Closing Working Capital Statement; and

(B)            Indebtedness of the Acquired Companies payable at Closing per the Estimated Closing Working Capital Statement, by wire transfer of immediately available funds to the accounts and in the amounts specified in the Estimated Closing Working Capital Statement; and

(C)            any Transaction Expenses unpaid at Closing per the Estimated Closing Working Capital Statement, by wire transfer of immediately available funds to the accounts and in the amounts specified in the Estimated Closing Working Capital Statement; and

(iii)            deliver to the Escrow Agent:

(A)            the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the obligations of Sellers in Section 2.03(d);

(B)            the Indemnity Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnity Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held, for the purpose of securing Sellers’ obligations under Article VI and Article VII of this Agreement; and

(C)            the Escrow Agreement.

(b)            At the Closing, Sellers shall deliver to Buyer:

(i)            stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank (the “Stock Powers”), with all required stock transfer tax stamps affixed thereto;

(ii)            A certificate of the secretary or equivalent officer of each Acquired Company, in a form reasonably acceptable to Buyer, attaching and certifying copies of: (i) the articles of organization/incorporation (or equivalent) of each Acquired Company, as the same have been amended through the Closing Date; (ii) the bylaws (or equivalent) of each Acquired Company, as the same have been amended through the Closing Date; (iii) the resolutions of the board of directors of each Acquired Company authorizing the transactions contemplated by this Agreement and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein; (iv) a certificate of existence of each Acquired Company issued by the Secretary of State of the State of Washington, dated within ten (10) Business Days of Closing;

(iii)            from each Seller, a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code (the “FIRPTA Certificates”);

(iv)            resignations of the directors and officers of each Acquired Company pursuant to Section 5.02 (the “Resignations”);

(v)            a duly executed Internal Revenue Service Form W-9 from each Seller;

(vi)            payoff letters reflecting the amounts and payment instructions necessary to satisfy all outstanding Indebtedness of each Acquired Company as of the Closing Date (the “Payoff Letters”);

(vii)            a waiver and release from each Seller, in the form attached hereto as Exhibit E (the “Shareholder Waivers”);

(viii)        that certain Amendment to Lease Agreement, dated the date hereof, with respect to the lease by the Company of the premises commonly known as 1705 132nd Avenue NE, Bellevue, Washington, in form and substance satisfactory to Buyer (the “Amendment to Current Lease”);

(ix)           that certain Lease Agreement, dated the date hereof, with respect to the lease by the Company of the premises commonly known as 14278 Northeast 21st Street, Bellevue, Washington, in form and substance satisfactory to Buyer (the “Future Lease”);

(x)            that certain Employment Agreement, in the form attached hereto as Exhibit F (the “Employment Agreement”), dated the date hereof, executed by Wanta and the Company with respect to the post-Closing employment of Wanta by the Company; and

(xi)           the Escrow Agreement, duly executed by the Shareholder Representative.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, BUYER SHALL HAVE NO RESPONSIBILITY OR LIABILITY FOR (A) THE ALLOCATION OF THE CLOSING DATE PAYMENT OR THE PURCHASE PRICE AMONG, OR DISTRIBUTION OF THE CLOSING DATE PAYMENT OR THE PURCHASE PRICE TO, THE SELLERS (PROVIDED THAT BUYER HAS DISTRIBUTED THE ENTIRE PURCHASE PRICE OWED BY BUYER TO THE SHAREHOLDER REPRESENTATIVE OR THE ESCROW AGENT IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT), OR (B) THE CALCULATION OF ANY “APPLICABLE PERCENTAGE”.

Section 2.06          Calculation of Amount of Buyer Stock.

(a)            With respect to any payment to be made under this Agreement from Buyer to Sellers in the form of Buyer Stock, the amount of Buyer Stock to be issued in satisfaction of such payment shall be equal (i) the amount of the payment owed divided by (ii) the average closing price for such Buyer Stock on NASDAQ for the five trading days immediately prior to the date of payment.

(b)            Notwithstanding any other provision in this Agreement to the contrary, if any issuance of Buyer Stock pursuant to this Section 2.02(b) or 2.02(c), on an aggregated basis together with all other Buyer Stock issued pursuant to this Agreement, would exceed the Buyer Stock Cap, then Buyer shall issue shares of Buyer Stock pursuant to Section 2.02(b) or 2.02(c), as applicable, up to the Buyer Stock Cap, and any difference between the value of the shares of Buyer Stock so issued and the applicable amount owing shall be paid by Buyer to the Shareholder Representative (for further payment to the Sellers in accordance with their Applicable Percentage) in cash by wire transfer of immediately available funds to an account specified in writing by Shareholder Representative to Buyer. Any payment required by this subpart (b) shall be paid on the date on which the Buyer Stock is required to be issued pursuant to Section 2.02(b) or 2.02(c), as applicable. As a condition precedent to Buyer’s issuance of any Buyer Stock under Section 2.02(b) or 2.02(c), each Seller shall execute a Subscription Agreement with respect to such issuance of Buyer Stock, subject in each case to any revisions by Buyer as may be reasonably necessary to comply with applicable Law.

Section 2.07          No Fractional Shares. Notwithstanding anything to the contrary in this Agreement, any fraction of a share of Buyer Stock to which a holder would be entitled to receive pursuant to this Agreement shall be rounded down to the nearest whole number, and Buyer will pay to holder an amount in cash equal to such fraction of a share.

ARTICLE III
Representations and warranties of sellers

Each Seller represents and warrants to Buyer that the following statements are true and correct as of the Closing.

Section 3.01          Title to Shares.

(a)            Each Seller owns, beneficially and of sole record, the Shares indicated as owned by each such Seller in Section 3.01(a) of the Disclosure Schedules, and each Seller has good and marketable title to the Shares so indicated as owned by such Seller.

(b)            Except as set forth in Section 3.01(b) of the Disclosure Schedules, there are no shareholders agreements, buy/sell agreements, voting trust agreements, powers of attorney, proxies, or any other Contracts restricting or otherwise relating to the voting, distribution rights, sale, transfer, or other disposition of any of the Shares, or otherwise granting any Person any right in respect of the Shares, and no restrictions on the transfer of the Shares currently exist.

Section 3.02          Organization, Authority, and Qualification.

(a)            Each Acquired Company is a corporation duly incorporated and validly existing under the Laws of the State of Washington.

(b)            Each Acquired Company has full right, power, and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which each Acquired Company is licensed or qualified to do business, and each Acquired Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

(c)            Each Seller has full right, power, and capacity or authority to enter into this Agreement and the Ancillary Documents to which such Seller is a party and to consummate the transactions contemplated herein and therein. Each Seller has full right, power, and capacity or authority to sell and transfer to Buyer the Shares as contemplated herein. Each Seller has duly and validly authorized, executed, and delivered this Agreement and the Ancillary Documents to which such Seller is a party, and this Agreement and such Ancillary Documents are and shall constitute the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as the enforceability thereof may be limited by Laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at Law).

Section 3.03          Capitalization.

(a)            The authorized shares capital stock of the Company consists of 50,000 shares of common stock, par value $1.00 per share (“Common Stock”), of which 50,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are owned of record and beneficially by Sellers, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)            All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement, or commitment to which a Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)            There are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any character relating to the capital stock of an Acquired Company or obligating any Seller or an Acquired Company to issue or sell any shares of capital stock of, or any other interest in, an Acquired Company. No Acquired Company has any outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights. There are no voting trusts, stockholder agreements, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(d)            The authorized shares capital stock of Spectrum International consists of 1,000 shares of common stock, no par value (“Subsidiary Stock”), of which 1,000 shares are issued and outstanding (the “Subsidiary Issued Shares”). All of the Subsidiary Issued Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are owned of record and beneficially by the Company, free and clear of all Encumbrances.

(e)            All of the Subsidiary Issued Shares were issued in compliance with applicable Laws. None of the Subsidiary Issued Shares were issued in violation of any agreement, arrangement, or commitment to which a Seller, the Company, or Spectrum International is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(f)             There are no voting trusts, stockholder agreements, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Subsidiary Issued Shares.

Section 3.04          No Subsidiaries. Neither Acquired Company owns, or has any interest in any shares capital stock of or has an ownership interest in, any other Person other than the Company’s direct ownership of 100% of the issued and outstanding shares of capital stock in Spectrum International.

Section 3.05           No Conflicts; Consents. The execution, delivery, and performance by each Seller and each Acquired Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws, or other organizational documents of any Acquired Company or trust agreement of any Seller (as applicable); (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller or an Acquired Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which any Seller or an Acquired Company is a party or by which any Seller or an Acquired Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets, or business of an Acquired Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of an Acquired Company. No consent, approval, Permit, Governmental Order, declaration, or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or an Acquired Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06           Financial Statements. Complete copies of the Acquired Companies’ consolidated financial statements consisting of the reviewed balance sheet of the Acquired Companies as of December 31, 2020 in each of the years 2018, 2019, and 2020 and the related reviewed statements of income and retained earnings, and cash flow for the years then ended (the “Reviewed Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Acquired Companies as at October 31, 2021 and the related statements of income and retained earnings for the ten-month period then ended (the “Interim Financial Statements” and together with the Reviewed Financial Statements, the “Financial Statements”) have been delivered to Buyer. Except as set forth in Section 3.06 of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Reviewed Financial Statements). The Financial Statements are based on the books and records of the Acquired Companies, and fairly present in all material respects the financial condition of the Acquired Companies as of the respective dates they were prepared and the results of the operations of the Acquired Companies for the periods indicated. The balance sheet of the Acquired Companies as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of October 31, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Acquired Companies maintain a standard system of accounting established and administered in accordance with GAAP.

Section 3.07          Undisclosed Liabilities. Neither Acquired Company has any liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08           Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to an Acquired Company, any:

(a)            event, occurrence, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)            amendment of the charter, by-laws, or other organizational documents of an Acquired Company;

(c)            split, combination, or reclassification of any shares of its capital stock;

(d)            issuance, sale, or other disposition of any of its capital stock, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(e)            declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase, or acquisition of its capital stock;

(f)             material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)            material change in an Acquired Company’s cash management practices and its policies, practices, and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits;

(h)            incurrence, assumption, or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i)             transfer, assignment, sale, or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(j)             the write down or write off of any inventory of an Acquired Company exceeding $10,000 in the aggregate;

(k)            any returns or warranty claims exceeding $75,000 in the aggregate;

(l)             any express indication by a customer or supplier that it will not do further business with an Acquired Company;

(m)           transfer or assignment of or grant of any license or sublicense under or with respect to any material Company Intellectual Property or Company IP Agreements except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(n)            abandonment or lapse of or failure to maintain in full force and effect any material Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality of any material Trade Secrets included in the Company Intellectual Property;

(o)            material damage, destruction, or loss (whether or not covered by insurance) to its property;

(p)            any capital investment in, or any loan to, any other Person;

(q)            any material capital expenditures;

(r)             imposition of any Encumbrance upon any of an Acquired Company’s properties, capital stock, or assets;

(s)            (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension, or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors, or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor, or consultant;

(t)             hiring or promoting any employee, except to fill a vacancy in the ordinary course of business consistent with past practice;

(u)            adoption, modification, or termination of any: (i) employment, severance, retention, or other agreement with any current or former employee, officer, director, independent contractor, or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(v)            any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders or current or former directors, officers, or employees;

(w)            entry into a new line of business or abandonment or discontinuance of existing lines of business;

(x)            adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(y)            any disruption, interruption, or reduction in the business of an Acquired Company arising out of COVID-19 or any COVID-19 Measures;

(z)             purchase, lease, or other acquisition of the right to own, use, or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(aa)          acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(bb)         action by an Acquired Company to make, change, or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(cc)          any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09          Material Contracts.

(a)            Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of each Acquired Company (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (including, without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)             each Contract of an Acquired Company involving aggregate consideration in excess of $50,000;

(ii)            all Contracts that require an Acquired Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)           all Contracts that provide for the indemnification by an Acquired Company of any Person or the assumption of any Tax, environmental, or other Liability of any Person;

(iv)          all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person, or any real property (whether by merger, sale of stock, sale of assets, or otherwise);

(v)           all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting, and advertising Contracts to which an Acquired Company is a party;

(vi)           all employment agreements and all Contracts with independent contractors or consultants (or similar arrangements) to which an Acquired Company is a party;

(vii)         except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of an Acquired Company;

(viii)        all Government Contracts;

(ix)           all Contracts that limit or purport to limit the ability of an Acquired Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)            any Contracts to which an Acquired Company is a party that provide for any joint venture, partnership, or similar arrangement by an Acquired Company;

(xi)           all Contracts between or among an Acquired Company on the one hand and the other Acquired Company, any Seller, or any Affiliate of any Seller or other Related Person of Sellers on the other hand;

(xii)          all collective bargaining agreements or Contracts with any Union to which an Acquired Company is a party; and

(xiii)         any other Contract that is material to an Acquired Company and not previously disclosed pursuant to this Section 3.09.

(b)            Each Material Contract is valid and binding on the applicable Acquired Company party thereto in accordance with its terms and is in full force and effect. None of an Acquired Company or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been provided to Buyer.

Section 3.10          Title to Assets; Real Property.

(a)            An Acquired Company has a valid leasehold interest in, all Real Property and has all right, title, and interest to, or a valid leasehold or license interest in, all personal property and other assets used or held for use in the business of the Companies, including all properties assets reflected in the Financial Statements or acquired after the Balance Sheet Date other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All properties and assets (including leasehold interests) used or held for use in the business of the Acquired Companies are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)             those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii)            liens for Taxes not yet due and payable;

(iii)           mechanics, carriers’, workmen’s, repairmen’s, or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of an Acquired Company;

(iv)          easements, rights of way, zoning ordinances, and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of an Acquired Company; or

(v)            liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of an Acquired Company.

(b)            The Company does not own any Real Property. Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property that is either leased or subleased by an Acquired Company, (ii) the landlord under the lease, (iii) the rental amount currently being paid, (iv) the expiration of the term of such lease or sublease; and (v) the current use of such property. With respect to leased Real Property, Sellers have delivered to Buyer true, complete, and correct copies of any leases affecting the Real Property. No Acquired Company is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of each Acquired Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, Permit, or Contract. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than an Acquired Company. There are no Actions pending or, to the Sellers’ Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein.

Section 3.11          Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property of each Acquired Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property currently owned or leased by each Acquired Company, together with all other properties and assets of such Acquired Company, are sufficient for the continued conduct of such Acquired Company’s business after the Closing in the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the business of such Acquired Company as currently conducted.

Section 3.12          Intellectual Property.

(a)            Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary Software of each Acquired Company; and (iv) all other Company Intellectual Property used or held for use in each Acquired Company’s business as currently conducted.

(b)            Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements, and separately identifying the Company IP Agreements: (i) under which an Acquired Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which an Acquired Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to an Acquired Company’s ownership or use of Intellectual Property. Sellers have provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Acquired Company party thereto in accordance with its terms and is in full force and effect. Neither an Acquired Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)            Except as set forth in Section 3.12(c) of the Disclosure Schedules, an Acquired Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of each Acquired Company’s business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Except as set forth in Section 3.12(c) of the Disclosure Schedules, each Acquired Company has entered into binding, valid, and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with such Acquired Company (each an “Employee IP Assignment Agreement”) whereby such employee or independent contractor (i) acknowledges the Acquired Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Acquired Company to the extent permitted by Applicable Law; (ii) grants to the Acquired Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. Notwithstanding the immediately preceding sentence, Sellers are not representing or warranting that each Employee IP Assignment Agreement is enforceable under RCW 49.62 et. seq. Sellers have provided Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect the applicable Acquired Company’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d)            Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, an Acquired Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(e)            All of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. Each Acquired Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.

(f)             The conduct of each Acquired Company’s business as currently and formerly conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes, and services of each Acquired Company have not infringed, misappropriated, or otherwise violated, and will not infringe, misappropriate, or otherwise violate, the Intellectual Property or other rights of any Person. To Sellers’ Knowledge, no Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g)            There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or, to Sellers’ Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by an Acquired Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or an Acquired Company’s right, title, or interest in or to any Intellectual Property (including the Company’s ability to use or hold for use any Intellectual Property); or (iii) by an Acquired Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. Neither a Seller nor an Acquired Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Neither Acquired Company is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property, Licensed Intellectual Property, or other Intellectual Property used or held for use by the Company.

(h)            Section 3.12(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in each Acquired Company’s business. Each Acquired Company has complied in all material respects with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or, to Sellers’ Knowledge, threatened, alleging any (A) breach or other violation of any Platform Agreement by an Acquired Company; or (B) defamation, violation of publicity rights of any Person, or any other violation by an Acquired Company in connection with its use of social media.

(i)             All Company IT Systems are in good working condition and are sufficient for the operation of each Acquired Company’s business as currently conducted. In the past four years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems. Each Acquired Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(j)             Each Acquired Company has complied, in all material aspects, with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of such Acquired Company’s business. In the past five years, neither Acquired Company has (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning such Acquired Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.13          Inventory. All inventory of each Acquired Company consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value in the Financial Statements or for which adequate reserves have been established. All such inventory is owned by an Acquired Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of each Acquired Company.

Section 3.14          Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by an Acquired Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of an Acquired Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Acquired Companies, are collectible in full within 120 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Acquired Companies have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15          Customers and Suppliers.

(a)            Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to an Acquired Company for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, neither Acquired Company has received any notice, or has any reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with such Acquired Company.

(b)            Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom an Acquired Company has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.15(b) of the Disclosure Schedules, neither Acquired Company has received any notice, or has any reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to such Acquired Company or to otherwise terminate or materially reduce its relationship with such Acquired Company.

(c)            With respect to each customer set forth in Section 3.15(c) of the Disclosure Schedules, neither Acquired Company has received any notice, or has actual knowledge, that any of such customer has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with such Acquired Company, other than changes in the unit volume on certain product lines over time, in each case in the ordinary course of business.

Section 3.16          Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability, and other liability, casualty, and property insurance maintained by an Acquired Company, a Seller, or its Affiliates and relating to the assets, business, operations, employees, officers, or directors of an Acquired Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been provided to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect as of immediately following the consummation of the transactions contemplated by this Agreement. Neither an Acquired Company, a Seller, or its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of an Acquired Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of an Acquired Company pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. None an Acquired Company, a Seller, or its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Acquired Companies and are sufficient for compliance with all applicable Laws and Contracts to which each Acquired Company is a party or by which it is bound.

Section 3.17          Legal Proceedings; Governmental Orders.

(a)            Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened (a) against or by an Acquired Company affecting any of its properties or assets (or by or against any Seller or any Affiliate thereof and relating to an Acquired Company); or (b) against or by an Acquired Company, any Seller, or any Affiliate of Seller that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

(b)            Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against or affecting an Acquired Company or any of its properties or assets. Each Acquired Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18          Compliance With Laws; Permits.

(a)            Except as set forth in Section 3.18(a) of the Disclosure Schedules, each Acquired Company has complied, and is now complying, in all material respects, with all Laws applicable to it or its business, properties, or assets.

(b)            All Permits required for each Acquired Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits due and payable as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to each Acquired Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19          Environmental Matters.

(a)            Each Acquired Company is currently and has been in compliance with all Environmental Laws in all material respects and has not received, and no Seller has received with respect to an Acquired Company, from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)            Each Acquired Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation, or use of the business or assets of such Acquired Company and all such Environmental Permits are in full force, and neither any Seller nor an Acquired Company is aware of any condition, event, or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation, or use of the business or assets of an Acquired Company as currently carried out. With respect to any such Environmental Permits, each Acquired Company has undertaken all measures necessary to facilitate transferability of the same, and neither an Acquired Company nor any Seller is aware of any condition, event, or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)            No real property currently or formerly owned, operated, or leased by an Acquired Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)            There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of an Acquired Company or any real property currently or formerly owned, operated, or leased by an Acquired Company, and neither an Acquired Company nor any Seller has received an Environmental Notice that any real property currently or formerly owned, operated, or leased in connection with the business of an Acquired Company (including soils, groundwater, surface water, buildings, and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Seller or an Acquired Company.

(e)            Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by an Acquired Company.

(f)            Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by an Acquired Company or a Seller and any predecessors as to which an Acquired Company may retain liability (whether under applicable Environmental Law, by contract, or otherwise), and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither any Seller nor an Acquired Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by an Acquired Company or a Seller.

(g)            Neither any Seller nor an Acquired Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law for which the Company could be held responsible.

(h)            Sellers have provided or otherwise made available to Buyer and listed in Section 3.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models, and other similar documents with respect to the business or assets of each Acquired Company or any currently or formerly owned, operated, or leased real property which are in the possession or control of any Seller or an Acquired Company related to compliance with Environmental Laws, Environmental Claims, or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit, or otherwise control pollution or emissions, manage waste, or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment, and operational changes).

Section 3.20          Employee Benefit Matters.

(a)            Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit, and other similar agreement, plan, policy, program, or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by an Acquired Company for the benefit of any current or former employee, officer, director, retiree, independent contractor, or consultant of an Acquired Company or any spouse or dependent of such individual, or under which an Acquired Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). Sellers have separately identified in Section 3.20(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.

(b)            With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current, and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks, and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion, or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters, or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation, or other Governmental Authority relating to the Benefit Plan.

(c)            Except as set forth in Section 3.20(c) of the Disclosure Schedules, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA the Code, and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject an Acquired Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(d)            No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of an Acquired Company or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency”, whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Company which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. Except as set forth in Section 3.20(d) of the Disclosure Schedules, all benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(e)            Neither an Acquired Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(f)            With respect to each Benefit Plan (i) except as set forth in Section 3.20(f) no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by an Acquired Company or its ERISA Affiliates have been timely paid to any applicable Multiemployer Plan; (B) neither an Acquired Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied; and (C) a complete withdrawal from all such Multiemployer Plans at the Closing would not result in any material liability to an Acquired Company and no Multiemployer Plan is in critical, endangered, or seriously endangered status or has suffered a mass withdrawal; (ii) except as set forth in Section 3.20(f) of the Disclosure Schedules, no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived has occurred with respect to any such plan.

(g)            Each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, an Acquired Company, or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. No Acquired Company has any commitment or obligation or has made any representations to any employee, officer, director, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(h)            Except as set forth in Section 3.20(h) of the Disclosure Schedules and other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither an Acquired Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised, or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(i)              Except as set forth in Section 3.20(i) of the Disclosure Schedules, there is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

(j)             There has been no amendment to, announcement by any Seller, an Acquired Company, or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor, or consultant, as applicable. None of a Seller, an Acquired Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement.

(k)            Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. No Acquired Company has any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(l)             Each individual who is classified by an Acquired Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(m)           Except as set forth in Section 3.20(m) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor, or consultant an Acquired Company to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of an Acquired Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(n)            There are no, and there have not been any, actual or anticipated changes to any Benefit Plan resulting from disruptions caused by COVID-19 or any COVID-19 Measures, nor are any such changes currently contemplated.

Section 3.21          Employment Matters.

(a)            Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors, or consultants of an Acquired Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus, or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees, and other compensation, payable to all employees, independent contractors, or consultants of each Acquired Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet contained in the Closing Working Capital Statement) and except as set forth in Section 3.21(a) of the Disclosure Schedules there are no outstanding agreements, understandings, or commitments of an Acquired Company with respect to any compensation, commissions, bonuses, or fees that are payable to any employees, independent contractors, or consultants of such Acquired Company.

(b)            Except as set forth in Section 3.21(b) of the Disclosure Schedules, each Acquired Company is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council, labor organization, or similar organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of an Acquired Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.21(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, or other similar labor disruption or dispute affecting an Acquired Company or any of its employees. No Acquired Company has any duty to bargain with any Union.

(c)            Each Acquired Company is and has been, in all material respects, in compliance with the terms of the Contracts listed on Section 3.21(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion, and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, and unemployment insurance. All individuals characterized and treated by an Acquired Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of each Acquired Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Each Acquired Company is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Section 3.21(c), there are no Actions against an Acquired Company pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, or independent contractor of an Acquired Company, including, without limitation, any charge, investigation, or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion, and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance, or any other employment related matter arising under applicable Laws.

(d)            Each Acquired Company has complied with the WARN Act, and it has no plans to undertake any action that would trigger the WARN Act. The transactions contemplated by this Agreement will not result in a mass layoff, reduction in force, or plant closing and therefore do not trigger a notice requirement under the WARN Act or other applicable Laws.

(e)            With respect to each Government Contract, each Acquired Company is and has been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”), and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. Each Acquired Company maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Company is not, and has not been for the past five years, the subject of any audit, investigation, or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 or VEVRAA. No Acquired Company has been debarred, suspended, or otherwise made ineligible from doing business with the United States government or any government contractor.

(f)            Each Acquired Company is and has been in compliance with all applicable Laws related to COVID-19 in the workplace in all material respects, including occupational health and safety Laws, Laws pertaining to confidentiality of employee medical information, and Laws pertaining to sick leave or family and medical leave.

(g)            Except as set forth in Section 3.21 of the Disclosure Schedules, no Acquired Company has furloughed or terminated, is currently furloughing, or intends to terminate or furlough, any employee or independent contractor of such Acquired Company, or has or plans to defer or reduce any employee’s or independent contractor’s compensation or work schedule, in each case, as a result of COVID-19, whether due to unexpected economic downturn, government-imposed orders temporarily closing, reducing, or otherwise impacting an Acquired Company, or any other COVID-19-related business constraints.

Section 3.22       Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a)            All Tax Returns required to be filed on or before the Closing Date by each Acquired Company have been timely filed. Such Tax Returns are true, complete, and correct in all respects and were prepared in compliance with all applicable Laws. All Taxes due and owing by each Acquired Company (whether or not shown on any Tax Return) have been timely paid.

(b)            Each Acquired Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder, or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)            No claim has been made by any taxing authority in any jurisdiction where an Acquired Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. Additionally, no Acquired Company is subject to (i) Tax in any jurisdiction where such Acquired Company does not file Tax Returns, or (ii) additional Taxes in jurisdictions where it does file Tax Returns.

(d)            No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of an Acquired Company.

(e)            Since the Interim Balance Sheet Date, neither of the Acquired Companies has incurred any liability for taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business or inconsistent with past practice.

(f)            Section 3.22(f) of the Disclosure Schedules sets forth:

(i)            the taxable years of each Acquired Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)           those years for which examinations by the taxing authorities have been completed; and

(iii)          those taxable years for which examinations by taxing authorities are presently being conducted.

(g)            All deficiencies asserted, or assessments made, against an Acquired Company as a result of any examinations by any taxing authority have been fully paid or otherwise resolved without any remaining liability of any Acquired Company.

(h)            No Acquired Company is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i)            Sellers have delivered to Buyer copies of all federal, state, local, and foreign income, franchise, and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, each Acquired Company for all Tax periods ending after January 1, 2018.

(j)            There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of an Acquired Company.

(k)            No Acquired Company is a party to, or bound by, any Tax indemnity, Tax sharing, or Tax allocation agreement.

(l)             No private letter rulings, technical advice memoranda, or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to an Acquired Company.

(m)           No Acquired Company has been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. No Acquired Company has any Liability for Taxes of any Person (other than such Acquired Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(n)            No Acquired Company will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)            any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local, or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)           an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)          a prepaid amount received on or before the Closing Date;

(iv)          any closing agreement under Section 7121 of the Code, or similar provision of state, local, or foreign Law; or

(v)           any election under Section 108(i) of the Code.

(o)            No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. No Acquired Company is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p)            Neither the Company nor any of its subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(q)            No Acquired Company is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(r)            There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits, or similar items of an Acquired Company under Sections 269, 382, 383, 384, or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local, or foreign Law).

(s)            No Acquired Company is a party to an instrument treated by the issuer as debt for federal income tax purposes that should be treated as equity pursuant to Section 385 of the Code or the Treasury Regulations promulgated thereunder.

(t)            Neither a Seller nor an Acquired Company have taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under and within the meaning of Section 6662 of the Code (or any predecessor statute or any corresponding provision of any such predecessor statute, or state, local, or foreign Tax law), and (ii) has not been adequately disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or corresponding provision of any such predecessor statute, or state, local, or foreign Law relating to Taxes).

(u)            Section 3.22(u) of the Disclosure Schedules sets forth all foreign jurisdictions in which an Acquired Company is subject to Tax, is engaged in business, or has a permanent establishment. No Acquired Company has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. No Acquired Company has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(v)            No property owned by an Acquired Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(w)            At all times prior to the Closing, the Company has timely elected to be treated as a Subchapter S corporation pursuant to Section 1362 of the Code and maintained such status continuously. The Company filed an initial election effective on [ADD DATE] with the IRS and appropriate state authorities to be treated as an S-corporation for federal and state tax purposes, respectively, has received notice of acceptance of such elections from the IRS and appropriate state authorities, and has continued to qualify as an S-corporation for federal and state purposes at all times thereafter.

(x)            Spectrum International was incorporated on February 3, 2011 and has always been owned 100% by the Company. Since inception, Spectrum International has always been treated as an IC-DISC and properly made such an election on Form 4876-A. At all times since inception, Spectrum International has met the requirements to maintain status as an IC-DISC and has properly applied the appropriate transfer pricing rules and timely made distributions as required under Sections 991 – 997 of the Code.

(y)            Each Acquired Company has collected or paid (as applicable) all sales and use Taxes required to be collected or paid (as applicable), and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable Laws.

(z)            No Acquired Company claimed the same qualified wages for the Employee Retention Credit under section 2301(a) of the CARES Act or Section 3134 of the Code as were claimed in connection with a covered loan (first and second draw Paycheck Protection Program loans). Additionally, each Acquired Company was otherwise eligible to claim all Employee Retention Credits claimed by such Acquired Company based on the requirements set forth under section 2301(a) of the CARES Act, Section 3134 of the Code, or otherwise.

(aa)          All transactions between or among an Acquired Company, on the one hand, and the other Acquired Company, a Seller, a Related Person of any Seller, on the other hand, have been entered into on an arms-length basis, and are in compliance with all applicable transfer pricing rules and regulations.

Section 3.23          Product and Service Warranty. Section 3.23 of the Disclosure Schedules contains a true, correct, and complete copy of each Acquired Company’s standard warranty or warranties for sales of all products and services, and except as expressly set forth therein, there are no warranties, deviations from standard warranties, or warranty commitments or obligations under which an Acquired Company could have any current or future liability. Section 3.23 of the Disclosure Schedule sets forth the aggregate annual cost to each Acquired Company of performing warranty obligations for each of the previous two (2) completed fiscal years and the current fiscal year through November 30, 2021. Section 3.23 of the Disclosure Schedules also contains a description of all pending warranty claims. Except as set forth in Section 3.23 of the Disclosure Schedules, since January 1, 2015 none of the products or services sold by an Acquired Company has been the subject of any replacement campaign, field fix campaign, retrofit campaign, modification campaign, or recall campaign, and no facts or conditions exist that could reasonably be expected to result in such a replacement campaign, field fix campaign, retrofit campaign, modification campaign, or recall campaign. The aggregate cost to fulfill all warranty claims incurred by the Acquired Companies after the Closing with respect all sales of products and services of the Acquired Companies prior to the Closing Date does not exceed $100,000; provided however that the Shareholder Representative shall have the right to participate in the decisionmaking process regarding the handling of warranty claims that derive from products and services sold prior to the Closing Date.

Section 3.24          Bank Accounts. Section 3.24 of the Disclosure Schedules sets forth a correct and complete list of all bank, savings, securities, and investment accounts, certificates of deposit, and safe deposit boxes of each Acquired Company and all individuals authorized to sign thereon.

Section 3.25          Affiliate Transactions. Except as provided in Section 3.25 of the Disclosure Schedules, neither an Acquired Company, any Seller, nor any Related Person of any Seller or of an Acquired Company: (a) owns any direct or indirect financial interest in any Person which is a direct or indirect supplier, customer, or competitor of an Acquired Company or which otherwise does business with an Acquired Company (excluding for this purpose the passive ownership of any publicly traded Person); (b) has entered into, directly or indirectly, any Contract or transaction with an Acquired Company or its Affiliates; or (c) has any interest in any right, property, or asset owned by an Acquired Company or that is used by an Acquired Company in the operation of its business. No benefit is provided by an Acquired Company to any Seller, or any Related Person of any Seller or of an Acquired Company, that is outside the ordinary course of business or is not reflected in the books and records of the Acquired Companies.

Section 3.26          Books and Records. The minute books and stock record books of each Acquired Company, all of which have been provided to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of each Acquired Company contain accurate and complete records of all meetings, and actions taken by written consent of, the shareholders, the board of directors, and any committees of the board of directors of such Acquired Company (if any), and no meeting, or action taken by written consent, of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of an Acquired Company.

Section 3.27          International Trade.

(a)            Each Acquired Company is currently, and has at all time, complied with all Trade Control Laws.

(b)            No Acquired Company has applied for, holds, or is otherwise a party to any license or other authorization relating to Trade Control Laws.

(c)            Section 3.27(c) of the Disclosure Schedules provides a full and complete list of instances in which an Acquired Company has exported products and technologies to parties outside the United States within the last 3 years, including a list of the customer, product, technology, and sales volume in connection with any such exports.

(d)            Except as set forth on Section 3.27(d) of the Disclosure Schedules, none of the materials, components, subcomponents, or other inputs used by an Acquired Company to manufacture products or technology at any time during the past 3 years are imported from outside the United States by an Acquired Company or any other Person.

(e)            No Acquired Company has (i) made a voluntary disclosure, (ii) to the Knowledge of Seller, been the subject of an investigation, information request, mandatory or voluntary disclosure, or inquiry from any Governmental Authority or other Person, or (iii) been subject to civil or criminal penalties imposed by any Governmental Authority, in each case with respect to violations of Trade Control Laws.

(f)            Neither an Acquired Company nor any of its respective officers, directors, or employees, nor to the Knowledge of Sellers, any of its agents or other Persons acting for or on behalf of any of the foregoing Persons, (a) is currently, or has been, (i) a Sanctioned Person, (ii) organized, resident, or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws.

Section 3.28          Government Contracts.

(a)            Neither an Acquired Company nor any current or former employees, directors, officers, agents, or other “Principals” (as defined in FAR 52.209-5) of an Acquired Company, during or in connection with their service relationship with any Acquired Company, have been the subject of a debarment, suspension, or exclusion from participation in programs funded by any Governmental Authority or in the award of any Government Contract, nor are any of them listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs (“Listing”), nor, to the Knowledge of Seller, has any such debarment, suspension or exclusion proceeding or proposed Listing been initiated.

(b)            Neither an Acquired Company nor any current or former Affiliates, employees, agents or “Principals” (as defined in FAR 52.209-5) of an Acquired Company, during or in connection with their service relationship with any Acquired Company, has received a request for information, show cause, or similar notice or request from any Governmental Authority concerning any issues relating to an Acquired Company’s present responsibility. No Acquired Company has been determined by a Governmental Authority to be non-responsible or ineligible for award of a Government Contract.

(c)            Neither an Acquired Company nor any of its current or former Principals (as defined at FAR 52.209-5) have been convicted of or had a civil judgment rendered against them for: (i) commission of fraud or a criminal offense in connection with the obtaining, attempting to obtain, or performing a Government Contract; (ii) violation of federal or state antitrust statutes relating to submission of offers; or (iii) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, violating federal criminal Tax laws, or receiving stolen property; or been notified of any delinquent federal Taxes in an amount that exceeds $3,000 for which the liability remains unsatisfied. Neither an Acquired Company nor any of its “Principals” (as defined in FAR 52.209-5) are presently indicted for, or otherwise criminally or civilly charged by a Governmental Authority with the commission of any of the foregoing offenses.

(d)            Each Acquired Company has developed and implemented a compliance program, including but not limited to a Contractor Code of Business Ethics and Conduct, as required by the FAR and DFARS. Section 3.28(d) of the Disclosure Schedules sets forth complete and correct copies of all policies, procedures, compliance manuals, and training material of each Acquired Company relating to Government Contracts and Government Bids.

(e)            Section 3.28(e) of the Disclosure Schedules sets forth a true and correct list of each Government Contract of each Acquired Company (including any written notification of award) where the contract counterparty is a Governmental Authority and either (i) the applicable Acquired Company has not fully completed such Agreement, or (ii) with respect to which the applicable Acquired Company has not yet received full payment, and includes (A) the contract name and number, (B) the customer, (C) the award date, (D) the contract type (e.g., firm fixed price, cost reimbursable, time and material), and (E) whether the Government Contract is set aside for companies with Preferred Bidder Status (and, if so, the particular Preferred Bidder Status). Section 3.28(e) of the Disclosure Schedules sets forth a true and correct list of each Government Bid where the contract counterparty (if the bid is successful) would be a Governmental Authority and for which an award has not been made prior to the date of the Agreement. Section 3.28(e) of the Disclosure Schedules sets forth a true and complete list of all facility security clearances held by an Acquired Company.

(f)            With respect to each Government Contract and each Government Bid, (i) each Acquired Company has complied with the terms and conditions of each Government Contract and Government Bid, (ii) each Acquired Company has complied with the requirements of any Laws pertaining to any such Government Contract or Government Bid, including but not limited to, as applicable, the Truth in Negotiations Act of 1962, as amended, the Service Contract Act of 1963, as amended (the “Service Contract Labor Standards Statute”), the John S. McCain National Defense Authorization Act for Fiscal Year 2019, the Office of Federal Procurement Policy Act, as amended, the FAR, any agency supplements thereto, and the Cost Accounting Standards, as that term is used in Part 30 of the FAR, (iii) all representations and certifications made each Acquired Company with respect to any such Government Contract or Government Bid were and remain current, accurate and complete and each Acquired Company has complied with all such representations and certifications, (iv) no termination, default, cure notice, or show cause notice has been issued with respect to any Government Contract or Government Bid, (v) each Government Contract constitutes the valid and subsisting obligation of the Acquired Company party thereto (and for Government Contracts, the counterparties thereto), and (vi) no reasonable basis exists to give rise to a claim for overpayment, delay, damages, or fraud (as such concept is defined under the state or federal laws of the United States) in connection with any Government Contract or Government Bid under the United States civil or criminal False Claims Acts, 31 U.S.C. Section 3729 et seq., as amended, the United States Procurement Integrity Act, or any other applicable federal or state Laws.

(g)            Except as set forth in Section 3.28(g) of the Disclosure Schedules, no Acquired Company has made a disclosure required under FAR Clause 52.203-13 (or any voluntary disclosure) to any Governmental Authority with respect to any alleged unlawful conduct, misstatement, or omission arising under or relating to any Government Contract or Government Bid, and no Acquired Company has become aware that, in matters relating to Government Contracts, an Acquired Company (or an Acquired Company’s prime contractors, prime grant recipients, higher-tier subcontractors, higher-tier subrecipients, higher tier suppliers, lower-tier subcontractors, lower tier subrecipients, lower tier suppliers, or other business partners) has received a substantial overpayment, violated any Laws in any material respect, or made any statement or representation or taken any other action or failed to take any action in a manner that would result in an obligation to make a disclosure to the Government or any other party in connection with any Government Contract or any Government Bid pursuant to FAR Clause 52.203-13 or otherwise.

(h)            Except as set forth in Section 3.28(h) of the Disclosure Schedules, neither an Acquired Company nor any third party on behalf of an Acquired Company has conducted any internal audit, review, or inquiry (whether or not any outside legal counsel, auditor, accountant, or investigator was engaged) with respect to any suspected, alleged, or possible violation in connection with any Government Contract.

(i)             Except as set forth in Section 3.28(i) of the Disclosure Schedules, (i) neither an Acquired Company nor any of their respective officers or employees has been a subject of any administrative, civil or criminal investigation, civil charges, or indictment by any Governmental Authority with respect to any Government Contract or Government Bid; (ii) there has not been any audit or investigation of an Acquired Company, or any of their respective officers or employees that resulted in any adverse finding with respect to any alleged unlawful conduct, misstatement, or omission arising under or relating to any Government Contract or Government Bid; (iii) no statement, representation or warranty made by an Acquired Company in any Government Contract or Government Bid, or any exhibit thereto, or in any certificate, statement list, schedule or other document submitted or furnished to any Governmental Authority, prime contractor, prime grant recipient, or other party in connection therewith, contained or contains any untrue statement of material fact, or failed to state a material fact necessary to make the statements therein contained, in light of the circumstances in which they were made, not false or misleading; (iv) no payment has been made by an Acquired Company, or a Person acting on an Acquired Company's behalf to any Person, other than any bona fide employee or agent (as defined in subpart 3.4 of the FAR) of an Acquired Company, that is or was contingent upon award of any Government Contract or that would otherwise be in violation of any Law; (v) the Acquired Companies’ cost accounting system has not been determined by any Governmental Authority not to be in compliance with any Law; and (vi) no Acquired Company has submitted or caused to be submitted any claim for payment to any Governmental Authority, prime contractor, prime grant recipient, higher tier subcontractor, higher tier subgrant recipient, or higher tier supplier, or other payor, either governmental or non-governmental, in violation of any false claim or fraud law, including but not limited to the civil or criminal False Claims Act, or any other applicable federal or state false claim or fraud law.

(j)             Each Acquired Company is and has been in compliance with all applicable Government Contract requirements and Laws relating to cybersecurity. No Acquired Company has not been the subject of or otherwise involved in any “cyber incident” as defined in DFARs Clause 252.204-7012.

(k)            Each Acquired Company is and has been in compliance with all Government Contract requirements and Laws relating to the origin and place of manufacture of such Acquired Company’s products, including but not limited to the Buy American Act, Trade Agreements Act, Berry Amendment, and any other Laws or Government Contract requirements.

(l)             Except as set forth in Section 3.28(l) of the Disclosure Schedules, there are no outstanding disputes between an Acquired Company and any Governmental Authority under the Contract Disputes Act or any other federal statute or between an Acquired Company and any prime contractor, subcontractor, prime grant recipient, higher tier subcontractor, higher tier sub-recipient, higher tier supplier, or lower tier subcontractor, lower tier sub-recipient, or lower tier supplier arising under or relating to any Government Contract or Government Bid.

(m)           With respect to all Government Contracts, no Acquired Company has assigned, granted a security interest, in or otherwise conveyed or transferred to any Person any account receivable or other right of such Acquired Company arising under any Government Contract.

(n)            Each Acquired Company has taken all necessary steps required under any Government Contracts or Laws to protect its rights in and to any Intellectual Property owned by or licensed to such Acquired Company. Other than as required under any Government Contract, no Acquired Company is obligated to provide a license to any Governmental Authority to use or disclose any Intellectual Property used in connection with such Government Contract.

(o)            All of the Government Contracts that are not fully completed or with respect to which an Acquired Company has not received full payment were entered into (i) in the ordinary course of such Acquired Company’s business and (ii) based upon assumptions believed by the management of such Acquired Company to be accurate and reasonable, and subject to such assumptions being fulfilled, would be capable of performance in accordance with the terms and conditions of each such Government Contract by such Acquired Company for a profit.

Section 3.29          Investment Representations.

(a)            The Buyer Stock to be acquired pursuant to the terms hereof are being acquired for such Seller’s own account, for investment and not for distribution or resale to others. Each Seller will not sell, assign, transfer, encumber, or otherwise dispose of any of such Buyer Stock unless (i) a registration statement under the Securities Act with respect thereto is in effect and the prospectus included therein meets the requirements of Section 10 of the Securities Act, or (ii) Buyer has received a written opinion of such Seller’s counsel that, after an investigation of the relevant facts, such counsel is of the opinion that such proposed sale, assignment, transfer, encumbrance, or disposition does not require registration under the Securities Act.

(b)            Each Seller understands that the Buyer Stock are not being registered under the Securities Act and must be held indefinitely unless such Buyer Stock subsequently registered thereunder or an exemption from such registration is available.

(c)             Each Seller understands that the acquisition of the Buyer Stock contemplated hereby involves substantial risk. Each Seller (i) has experience as an investor in securities of companies such as Buyer, (ii) can bear the economic risk of such Seller’s investment in the Buyer Stock, including a loss of 100% of the value of such investment, (iii) has such knowledge and experience in financial or business matters that such Seller is capable of evaluating the merits and risks of this investment in the Buyer Stock, and (iv) represents that it is not relying on (and will not at any time rely on) any communication (written or oral) of Buyer as investment advice or as a recommendation to acquire the Buyer Stock. Each Seller will execute and deliver to Buyer such documents as Buyer may reasonably request in order to confirm the accuracy of the foregoing.

(d)            Each Seller understands that the Buyer Stock is not being registered under the Securities Act in part on the ground that the issuance thereof is exempt under Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering and that Buyer’s reliance on such exemption is predicated in part on the foregoing representations and warranties of Seller.

Section 3.30          Paycheck Protection Program.

(a)            Each Acquired Company is in compliance with all rules and regulations governing the Paycheck Protection Program with respect to the PPP Loans, was eligible to receive the PPP Loans, has used the proceeds of the PPP Loans only for the purposes permitted under Section 1102 of the CARES Act, and has kept detailed records of its eligibility and economic necessity for the PPP Loans and the utilization of the proceeds of the PPP Loans. All information submitted by each Acquired Company to any lender, the Small Business Administration, or any other Governmental Authority with respect to PPP Loans, including any and all certifications made by each Acquired Company on any application form submitted in connection with any PPP Loan, was true, correct and complete as of the date of such submission.

(b)            Other than the PPP Loans, no Acquired Company has applied for, received, or been awarded any loan (including under the Paycheck Protection Program, the Main Street Lending Program, or the Economic Injury Disaster Loan Program), grant, economic stimulus, or other benefit, in each case, as a result of the COVID-19 outbreak from any Governmental Authority or other Person, including the delayed payment of any payroll Taxes.

Section 3.31          Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission from an Acquired Company in connection with the transactions contemplated by this Agreement or any other Ancillary Document.

Section 3.32          Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to each Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01          Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Colorado. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Sellers) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02          No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws, or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice, or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration, or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03          Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04          Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.05          Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

Section 4.06          Seller Issued Stock. The shares of Seller Issued Stock have been duly and validly authorized and, when issued in accordance with the terms hereof, will be duly and validly issued, fully paid, and nonassessable, free and clear of restrictions on transfer, liens, preemptive rights, or other encumbrances of any kind, other than those set forth in the Registration Rights Agreement and applicable federal and state securities Laws.

ARTICLE V
Covenants

Section 5.01          Cooperation. The parties hereto shall cooperate in good faith with each other and shall cause their respective Representatives to cooperate in good faith with each other after the Closing to ensure the orderly transition of the ownership of the Company from Sellers to Buyer and to minimize any disruption to an Acquired Company that might result from the transactions contemplated in this Agreement and the Ancillary Documents. In furtherance of the foregoing, each party hereto shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with any Action (including insurance claims) brought by or against any third party in connection with (a) any transaction contemplated by this Agreement, or (b) any fact or condition relating to an Acquired Company’s business or assets. Such cooperation shall include making available to the requesting party, at such times and under such circumstances so as not to unreasonably disrupt business, the relevant information, documents, records, and employees of the cooperating party, allowing the relevant personnel of the cooperating party to assist the requesting party in participating in any such matter (including providing testimony in an Action), executing and delivering documents or instruments, and taking all such action as the requesting party reasonably requests in connection with such matter. Notwithstanding anything set forth in this Section 5.1, the access rights of the parties described herein, shall not apply (i) with respect to any attorney/client privileged information in the event of any dispute between the Buyer and any Seller, or (ii) in the event such access rights would violate any Law.

Section 5.02          Resignations. Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Acquired Companies set forth on Section 5.02 of the Disclosure Schedules.

Section 5.03          Confidentiality. From and after the Closing, each Seller shall, and shall cause their respective Affiliates to, hold, and shall cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning each Acquired Company, except to the extent that such Seller can show that such information (a) is generally available to the public through no fault of any Seller, any of its respective Affiliates, or any of their respective Representatives; or (b) is lawfully acquired by such Seller or any of its Affiliates, or any of their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If a Seller, any of its respective Affiliates, or any of its respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Each Seller acknowledges that a breach or threatened breach of this Section 5.03 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 5.04          Non-Competition; Non-Solicitation.

(a)            For a period of five years commencing on the Closing Date (the “Restricted Period”), each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between an Acquired Company and customers or suppliers of an Acquired Company. Notwithstanding the foregoing, a Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)            During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of an Acquired Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.04(b) shall prevent a Seller, or any of its respective Affiliates from hiring (i) any employee whose employment has been terminated by an Acquired Company or Buyer, or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)            During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of an Acquired Company or potential clients or customers of an Acquired Company for purposes of diverting their business or services from an Acquired Company.

(d)            Each Seller acknowledges that a breach or threatened breach of this Section 5.04 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)            Each Seller acknowledges that the restrictions contained in this Section 5.04 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.04 should ever be adjudicated to exceed the time, geographic, product, or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product, or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.04 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.05          Books and Records.

(a)            In order to facilitate the resolution of any claims made against or incurred by a Seller prior to the Closing, or for any other reasonable purpose, for a period of six years after the Closing, Buyer shall:

(i)            retain the books and records (including personnel files) of each Acquired Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of such Acquired Company; and

(ii)            upon reasonable notice, afford the Representatives of each Seller reasonable access (including the right to make, at such Seller’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(b)            In order to facilitate the resolution of any claims made by or against or incurred by Buyer or an Acquired Company after the Closing, or for any other reasonable purpose, for a period of six years following the Closing, each Seller shall:

(i)            retain the books and records (including personnel files) of such Seller which relate to Acquired Company and its operations for periods prior to the Closing; and

(ii)            upon reasonable notice, afford the Representatives of Buyer or Acquired Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(c)            None of Buyer, the Acquired Companies, or Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.05 where such access would violate any Law.

Section 5.06          Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned, or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.07          Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.08          Guarantees. Prior to or at the Closing, Sellers have extinguished, or have caused the Acquired Companies to extinguish, all guarantees of each Acquired Company, except as otherwise expressly agreed to in writing by Buyer.

Section 5.09          Legend. Until such time as the Seller Issued Stock has been sold pursuant to an effective registration statement under the Securities Act, or the Seller Issued Stock is eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, any certificate(s) representing the Seller Issued Stock will be imprinted (and any Seller Issued Stock issued in book entry form will have a notation in the Buyer’s stock transfer records) with a legend in substantially the following form:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”

Section 5.10          PPP Loan Documentation. As of immediately prior to the Closing, Sellers shall ensure that the Company has possession of copies of all documentation relating to the PPP Loan. If, in response to or in connection with a PPP Claim, either Seller requires access to any documentation, calculations, or information maintained by the Company to which the Sellers do not otherwise have access, Buyer and the Company shall, upon reasonable notice and during reasonable business hours, afford the Sellers and their respective representatives reasonable access (including the right to make, at the Sellers’ expense, photocopies) to such documentation, calculations, or information.

Section 5.11          Termination of Cash Sweep and Overdraft Protection. The Acquired Companies have, prior to the date hereof, irrevocably terminated all cash sweep, overdraft protection, and similar features with respect to all bank accounts of each Acquired Company and shall have irrevocably satisfied all Liabilities with respect to any such cash sweep, overdraft protection, or similar feature.

Section 5.12          Payments to Certain Employees. The parties acknowledge that Sellers intend to, using a portion of the cash payments to be made pursuant to Section 2.02(b) and 2.02(c) above, pay amounts to certain current employees of the Company (the “Retention Employees”). All such payments shall be made directly by Sellers to the Retention Employees, provided that Buyer and the Shareholder Representative may agree that such payments shall be paid through the Company (including pursuant to a retention bonus plan) or as otherwise agreed by the Buyer and the Shareholder Representative. Sellers hereby agree to, jointly and severally, indemnity, defend, and hold harmless Buyer and its Affiliates (including the Company) from all Losses and Liabilities incurred by each of them in connection with any payment made to a Retention Employee pursuant to this Section 5.12.

ARTICLE VI
Tax matters

Section 6.01          Tax Covenants.

(a)            Without the prior written consent of Buyer, each Seller shall not, to the extent it may affect, or relate to, an Acquired Company, make, change, or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, or take any action, omit to take any action, or enter into any other transaction, in each case that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or an Acquired Company in respect of any Post-Closing Tax Period. Each Seller covenants and agrees that Buyer shall have no liability for any Tax resulting from any action of a Seller, its Affiliates, or any of their respective Representatives, and each Seller shall indemnify and hold harmless Buyer (and, after the Closing Date, each Acquired Company) against any such Tax or reduction of any Tax asset.

(b)            All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid 50% by Sellers and 50% by Buyer when due. Buyer shall timely file any Tax Return or other document with respect to such Taxes or fees (and Sellers shall cooperate with respect thereto as necessary).

(c)            Sellers shall, at their sole cost and expense, prepare, or cause to be prepared, all Tax Returns required to be filed by each Acquired Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by the Shareholder Representative to Buyer (together with schedules, statements, and, to the extent requested by the Shareholder Representative, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Buyer objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Shareholder Representative in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and the Shareholder Representative shall negotiate in good faith and reasonably attempt to resolve such items. If Buyer and the Shareholder Representative are unable to reach such agreement within ten days after receipt by the Shareholder Representative of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Sellers and then amended to reflect the Independent Accountant’s resolution. The costs, fees, and expenses of the Independent Accountant shall be borne equally by Buyer and Sellers. The preparation and filing of any Tax Return of each Acquired Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02          Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon an Acquired Company shall be deemed automatically terminated as of the Closing Date. After such date none of the Acquired Companies, any Seller, any of a Seller’s Affiliates, or any of their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03          Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, Sellers shall indemnify each Acquired Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE VI; (c) all Taxes of each Seller; (d) all Taxes of each Acquired Company or relating to the business of an Acquired Company for all Pre-Closing Tax Periods, and all third-party costs, fees, and expenses incurred by Buyer or any Affiliate of Buyer (including the Acquired Companies) to prepare any Tax Returns of an Acquired Company for any Pre-Closing Tax Periods; (e) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which an Acquired Company (or any predecessor of an Acquired Company) is or was a member prior to the Closing by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; (f) any and all Taxes of any person relating to any Pre-Closing Tax Period and imposed on an Acquired Company arising under the principles of transferee or successor liability or by contract; (g) all Losses and Liabilities associated with the actual or attempted recoupment or clawback of any credits, loans, or benefits, including employee retention credits received and loans made to an Acquired Company prior to Closing under the Paycheck Protection Program or the CARES Act by any Governmental Authority or with respect to any violation or alleged violation of the Laws, rules, and regulations applicable to the Paycheck Protection Program or the CARES Act; (h) all Losses and all Tax related Liabilities in connection with the Company’s Interest Charge Domestic International Sales Corporation (IC-DISC) arrangement with Spectrum International; (i) any out-of-pocket fees and expenses (including reasonable attorneys’ and accountants’ fees) incurred in connection with (a) - (h). Sellers shall jointly and severally reimburse Buyer for any Taxes, fees, and expenses of each Acquired Company that are the responsibility of Seller pursuant to this Section 6.03 within ten (10) Business Days after payment of such Taxes by Buyer or an Acquired Company.

Section 6.04          Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)            in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth, (ii) imposed in connection with the sale, transfer, or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)            in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05          Section 338(h)(10) Election.

(a)            Election. At Buyer’s option, the Acquired Companies and each Seller shall join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Shares of the Company hereunder (collectively, a “Section 338(h)(10) Election”) and shall report the purchase and sale of the Shares under this Agreement consistent with such election on all applicable Tax Returns. Each Seller will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on its Tax Returns for its taxable year that includes the Closing Date, as well as on properly executed Form 8023. Sellers shall pay any Tax attributable to the making of the Section 338(h)(10) Election.

(b)            Allocation of Purchase Price. If a Section 338(h)(10) Election is made, Sellers and Buyer agree that the Purchase Price and the Liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting) in accordance with the allocation methodologies attached as Schedule 6.05(b) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to the Shareholder Representative within 90 days following the Closing Date for its approval. If the Shareholder Representative, within 30 days of receipt of the Allocation Schedule, notifies Buyer in writing that the Shareholder Representative objects to one or more items reflected in the Allocation Schedule, the Shareholder Representative and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Shareholder Representative and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 15 days following notification of such objection, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Sellers and Buyer. Buyer, the Company, and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.03 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 6.06          Contests. Buyer agrees to give timely written notice to the Shareholder Representative of the receipt of any written notice by an Acquired Company, Buyer, or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of the Shareholder Representative (which consent shall not be unreasonably withheld, conditioned, or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Shareholder Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Shareholder Representative.

Section 6.07          Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of an Acquired Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers, and documents relating to rulings or other determinations by tax authorities. Each of Sellers and Buyer shall retain all Tax Returns, schedules, and work papers, records, and other documents in its possession relating to Tax matters of each Acquired Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying, or discarding any Tax Returns, schedules, and work papers, records, and other documents in its possession relating to Tax matters of an Acquired Company for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.08          Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.09          Payments to Buyer.

(a)            Any amounts payable to Buyer pursuant to this ARTICLE VI shall be paid first from the Indemnity Escrow Fund until the Indemnity Escrow Fund has been exhausted and then be satisfied jointly and severally by Sellers.

(b)            To the extent that the Indemnity Escrow Fund has been exhausted or is not available, Buyer shall have the right, upon notice to the Shareholder Representative, to withhold and set off any amount due to be paid by Buyer to Sellers pursuant to Section 2.02(b) or (c) (whether payable in cash or Buyer Stock) against any Losses to which any Buyer Indemnitee is entitled under this ARTICLE VI; provided such Losses have been finally determined and are due and payable either (i) following the procedures in Section 6.06 of this Agreement (with respect to any Losses resulting from a Third Party Claim against such Buyer Indemnitee) or Section 7.06(c) of this Agreement (with respect to any Losses resulting from a Direct Claim against the Sellers) or (ii) pursuant to a final order or judgment of a court of competent jurisdiction.

Section 6.10          Refunds. Except to the extent included in the calculation of Closing Working Capital (as finally determined pursuant to Section 2.03), Buyer shall pay (or cause to be paid) to Shareholder Representative any Tax refunds that are received by any Acquired Company (or Buyer or any Affiliate of Buyer on any Acquired Company’s behalf), and any amounts credited against Tax to which any Acquired Company (or Buyer or any Affiliate of Buyer on any Acquired Company’s behalf) becomes entitled, in each case that relate to Tax periods (or portions of a Straddle Period) ending on or before the Closing Date, including without limitation, any employee retention credit refund from amended payroll tax returns with respect to the first quarter of 2021. Any payments required to be made under this Section 6.10 shall be made in immediately available funds, to an account or accounts as directed by Shareholder Representative, within ten (10) Business Days of the receipt of the refund or the application of any such refunds as a credit against Tax for which Sellers have not otherwise agreed to provide indemnification under this Agreement.

Section 6.11          Imputed Interest. Any Tax liability resulting from imputed interest being imposed pursuant to the Code or any similar state or local Tax Law in connection with the payments to be made pursuant to Section 2.02(b) or 2.02(c) of this Agreement shall be the sole liability and responsibility of Sellers, and Buyer shall have no liability or responsibility with respect thereto.

Section 6.12          Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days.

Section 6.13          Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII
Indemnification

Section 7.01          Survival. Subject to the limitations and other provisions of this ARTICLE VII, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22, which are subject to ARTICLE VI) shall survive the Closing until the date that is eighteen (18) months following the Closing Date, provided, however, that the Extended Representations of Sellers and the Fundamental Representations shall survive indefinitely. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI, which are subject to ARTICLE VI) shall survive the Closing indefinitely or, as applicable, for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. Notwithstanding the foregoing, nothing herein shall limit or affect Buyer’s liability for the failure to pay the Purchase Price (in whole or in part).

Section 7.02          Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VII, each Seller shall jointly and severally indemnify and defend each of Buyer and its Affiliates (including each Acquired Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of the following, provided, that Sellers shall not have any indemnification liability under this Agreement unless a claim is timely asserted pursuant Section 7.01 or, as applicable, Section 6.10:

(a)            any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(b)            any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation, or failure shall be pursuant to ARTICLE VI);

(c)            any Transaction Expenses, Debt Like Items, or Indebtedness of an Acquired Company outstanding as of the Closing to the extent not included in Closing Working Capital (as finally determined pursuant to Section 2.03) or deducted from the Purchase Price in the determination of the Closing Date Payment pursuant to Section 2.03(a)(i);

(d)            Any fraud of any Seller or an Acquired Company; or

(e)            Any matter set forth on Exhibit G attached hereto.

Section 7.03          Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; or

(b)            any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI); or

(c)            Any fraud of Buyer.

Section 7.04          Certain Limitations. The rights of a Buyer Indemnitee or Seller Indemnitee, as applicable, to indemnification under this Article VII shall be limited as follows:

(a)            The amount of any Losses or liabilities with respect to Taxes incurred by the Buyer Indemnitees shall be reduced by the net amount of the tax benefits actually realized by Buyer or any of its Affiliates by reason of such Losses in the taxable year of such Losses.

(b)            The amount of any Losses or liabilities with respect to Taxes incurred by the Seller Indemnitees shall be reduced by the net amount of the tax benefits actually realized by any Seller or any of their respective Affiliates by reason of such Losses in the taxable year of such Losses.

(c)            The amount of any Losses incurred by Buyer Indemnitees shall be reduced by the net amount Buyer or any of its Affiliates recovers (after deducting all reasonable attorneys’ fees, expenses, applicable insurance premiums paid, and other costs of recovery) from any insurer or other party liable for such Losses. The Buyer Indemnitees shall use reasonable efforts to seek full recovery under all insurance policies and Contracts covering any Loss to the same extent as they would if such Loss was not subject to indemnification hereunder.

(d)            The amount of any Losses incurred by Seller Indemnitees shall be reduced by the net amount any Seller or any of their respective Affiliates recovers (after deducting all reasonable attorneys’ fees, expenses, applicable insurance premiums paid, and other costs of recovery) from any insurer or other party liable for such Losses. The Buyer Indemnitees shall use reasonable efforts to seek full recovery under all insurance policies and Contracts covering any Loss to the same extent as they would if such Loss was not subject to indemnification hereunder.

(e)            The maximum amount for which Sellers shall be liable in the aggregate under Section 7.02(a) (after taking into account subparts (a) and (c) above) with respect to breaches of Ordinary Representations by Sellers shall not exceed $5,500,000 (the “Ordinary Indemnification Cap”). For the avoidance of doubt, that claims for indemnification under Section 7.02(a) for breaches of the Extended Representations of Sellers or the Fundamental Representations of Sellers shall not be subject to the Ordinary Indemnification Cap. The maximum amount for which Sellers shall be liable in the aggregate under Section 7.02(a) (after taking into account subparts (a) and (c) above) with respect to breaches of the Extended Representations by Sellers shall not exceed the Purchase Price actually received by the Sellers.

(f)             The maximum amount for which Buyer shall be liable in the aggregate under Section 7.03(a) (after taking into account subparts (b) and (d) above) with respect to breaches of the Ordinary Representations of Buyer shall not exceed the Ordinary Indemnification Cap. For the avoidance of doubt, that claims for indemnification under Section 7.03(a) for breaches of the Fundamental Representations of Buyer shall not be subject to the Ordinary Indemnification Cap.

(g)            Notwithstanding anything to the contrary contained in this Agreement, no party shall be entitled to indemnification or reimbursement under any provisions of this Agreement for any amount to the extent such party has been indemnified or reimbursed for such amount under any other provision of this Agreement.

(h)            The Sellers will have no liability for Losses arising from breaches of Ordinary Representations (“Ordinary Representation Losses”) until the aggregate amount of all Ordinary Representation Losses incurred by the Buyer Indemnitees exceeds $200,000 (the “Ordinary Representation Deductible”), in which case, subject to the Ordinary Indemnification Cap, the Sellers will be liable for Losses in excess of the Ordinary Representation Deductible. For the avoidance of doubt, that claims for indemnification under Section 7.02(a) for breaches of the Extended Representations of Sellers or the Fundamental Representations of Sellers shall not be subject to the Ordinary Indemnification Deductible.

Section 7.05          Materiality Scrape. For purposes of this ARTICLE VII only, any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to any representation or warranty shall, for purposes of determining the amount of any Loss, be disregarded.

Section 7.06          Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”.

(a)            Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within 30 days of the date the Indemnifying Party received notice of the Third Party Claim, to assume the defense of such Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of an Acquired Company, or (y) seeks an injunction or other equitable relief. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.06(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.06(b), pay, compromise, and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from, or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)            Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.06(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within fifteen days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.06(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c)            Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to each Acquired Company’s premises and personnel and the right to examine and copy any accounts, documents, or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)            Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of an Acquired Company (including any breach or violation of or failure to fully perform any representation, warranty, covenant, agreement, undertaking, or obligation in Section 3.22 or in ARTICLE VI) shall, subject to the provisions of Section 6.09(b) with respect to certain withholding and set off rights, be governed exclusively by ARTICLE VI hereof.

Section 7.07          Payments.

(a)            Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall, subject to Section 7.07(c) below, satisfy its obligations within 10 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 10 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 8%. Such interest shall be calculated daily on the basis of a 365/366 day year and the actual number of days elapsed.

(b)           Subject to Section 7.07(c) below, and subject to the limitations in Section 7.04, all Losses resulting from a breach of Section 7.02(a) shall be satisfied:

(i)            first, from the Indemnity Escrow Fund until the Indemnity Escrow Fund has been exhausted, and

(ii)           second, from the Sellers jointly and severally.

(c)            To the extent that the Indemnity Escrow Fund has been exhausted, Buyer shall have the right, upon notice to the Shareholder Representative, to withhold and set off any amount due to be paid by Buyer to Sellers pursuant to Section 2.02(b) or (c) (whether payable in cash or Buyer Stock) against any Losses to which any Buyer Indemnitee is entitled under this ARTICLE VII; provided such Losses have been finally determined and are due and payable either following the indemnification procedures in Section 7.06 of this Agreement or pursuant to a final order or judgment of a court of competent jurisdiction.

Section 7.08          Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.09          Exclusive Remedies. Subject to Section 2.03(b), Section 5.03, and Section 5.04, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity, or willful misconduct) for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VII. In furtherance of the foregoing, each party, subject to Section 2.03(b), Section 5.03, and Section 5.04, hereby waives, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VII. Nothing in this Section 7.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal, or intentional misconduct.

ARTICLE VIII
Miscellaneous

Section 8.01          Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Sellers shall pay all amounts payable to Cascadia Capital LLC.

Section 8.02          Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to the Shareholder Representative:	Bruce M. Wanta 3420 W. Lake Sammamish SE Pkwy Bellevue, Washington 98008 E-mail: bwanta@spectrumcontrols.com
with a copy to (which doesn’t constitute notice):	Carney Badley Spellman, P.S. 701 Fifth Avenue, Suite 3600 Seattle, WA 98104 E-mail: materi@carneylaw.com Attention: Tana Materi
If to Buyer:	Allied Motion Technologies, Inc. 495 Commerce Drive Amherst, New York 14228 Attention: Legal Department E-mail: brendan.neill@alliedmotion.com
with a copy to (which doesn’t constitute notice):	Bond, Schoeneck & King, PLLC 200 Delaware Avenue, Suite 900 Buffalo, NY 14202 Attention: Nicholas J. Hoffman Email: nhoffman@bsk.com

     Any notice required to be made to a Seller hereunder may be made by providing such notice to the Shareholder Representative in lieu of providing such notice to such Seller.

Section 8.03          Appointment of Shareholder Representative.

(a)            Each Seller hereby irrevocably constitutes and appoints Bruce M. Wanta as shareholder representative (the “Shareholder Representative”) for the purpose of representing such Seller in connection with this Agreement, including, but not limited to, consenting to, compromising, paying, and resolving all matters relating to Section 2.03 and any indemnification or other obligations arising under ARTICLE VI or ARTICLE VII. The appointment of Bruce M. Wanta as Shareholder Representative is coupled with an interest and all authority hereby conferred shall be irrevocable and shall not be terminated by any Seller without the consent of Buyer. Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, successors, and assigns of each Seller. All out-of-pocket expenses incurred by Shareholder Representative in the performance of his duties hereunder (including attorneys’ and accountants’ fees) shall be borne by Sellers in proportion to their Applicable Percentage, and neither the Acquired Companies nor Buyer shall have any liability with respect thereto.

(b)            In furtherance and not in limitation of the authority granted to Shareholder Representative herein, each Seller, for himself or itself and his or its respective heirs, executors, administrators, successors, and assigns, hereby authorizes Shareholder Representative without notice to such Seller hereunder to: (i) waive any provision of this Agreement; (ii) make and receive notices and other communications pursuant to this Agreement, including any service of process in any legal action or other proceeding arising out of or related to this Agreement or any of the transactions hereunder; (iii) settle any dispute, claim, action, suit, or proceeding arising out of or related to this Agreement on behalf of any or all Sellers, including by consenting to the entry of any confession of judgment in connection therewith, as further provided in Section 8.03(c); (iv) appoint or provide for successor agents, with the consent of Buyer, such consent not to be unreasonably withheld; and (v) pay any expenses incurred or which may be incurred by or on behalf of Sellers in connection with this Agreement. In the event of the failure or refusal of the Shareholder Representative to continue to act as Shareholder Representative, Sellers shall promptly appoint one of the remaining Sellers as their agent for purposes of this Section 8.03 within fifteen (15) days following such failure or refusal. No designation by Sellers of a successor Shareholder Representative under this Agreement shall become effective until notice of such designation is delivered to Buyer.

(c)            Any claim, action, suit, or other proceeding, whether in Law or equity, to enforce any right, benefit, or remedy granted to Sellers under this Agreement, or to defend, negotiate, or settle a claim, right, benefit, or remedy asserted by Buyer under this Agreement relating to a matter within the scope of Shareholder Representative’s authority specified in Section 8.03(a) may be asserted, brought, prosecuted, maintained, defended, negotiated, and settled only by Shareholder Representative, and Sellers hereby irrevocably waive any right to take any actions with respect to such claims, actions, suits, or proceedings in their own name. Each Seller consents and agrees that any claim, action, suit, or other proceeding, whether in Law or equity, to enforce any right, benefit, or remedy granted to Buyer under this Agreement relating to a matter within the scope of Shareholder Representative’s authority specified in Section 8.03(a) may be asserted, brought, prosecuted, or maintained by Buyer against Sellers by service of process on Shareholder Representative and without the necessity of serving process on, or otherwise joining or naming as a defendant in such claim, action, suit, or other proceeding, any Seller. For this purpose, each Seller hereby irrevocably stipulates and agrees that Shareholder Representative is a proper party defendant to represent its interests in any such proceeding and to appear on its behalf for all purposes therein, and that service of process upon Shareholder Representative shall be effective to bind such Seller for all purposes of any such proceeding. Each Seller hereby irrevocably waives any and all rights it may have to object to jurisdiction or venue in any proceeding in which service of process is served upon Shareholder Representative on such Seller’s behalf. With respect to any matter within the scope of authority granted to Shareholder Representative under this Section 8.03, Sellers shall be bound by, and Buyer shall be entitled to rely upon, any determination in favor of or against Shareholder Representative or the terms of any settlement or release to which Shareholder Representative shall become a party, including any confession of judgment or other stipulation or settlement granted or entered into by Shareholder Representative on their behalf. The Buyer Indemnified Parties shall be entitled to rely upon any action taken and any agreements or amendments entered into by Shareholder Representative in his or its capacity as such.

(d)            Sellers acknowledge and agree that the Shareholder Representative shall not have any fiduciary duties to any Seller and shall be obligated to the Sellers only to act in good faith. Shareholder Representative shall be entitled to rely on, among other things, such information presented by and statements and opinions of attorneys, accountants, and other professionals and Persons which Shareholder Representative in good faith believes to be within the competence of such Persons.

Section 8.04          Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.05          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.06          Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.04(e), upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.07          Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.08          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers or the Shareholder Representative, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.09          No Third-party Beneficiaries. Except as provided in ARTICLE VI or ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10          Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 8.11          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware (without giving effect to any principles of conflicts of law that would require or permit the application of the laws of any U.S. state other than Delaware or any non-U.S. jurisdiction). Each party hereto agrees that any claim relating to this Agreement shall be brought solely in federal or state courts having jurisdiction in the State of Delaware, and all objections to personal jurisdiction and venue in any action, suit, or proceeding so commenced are hereby expressly waived by all parties hereto. The parties hereto specifically acknowledge, and agree to permit the application of, 6 Delaware Code § 2708. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 8.02 of this Agreement, and service so made shall be complete as stated in such section. Notwithstanding the foregoing, any disputes between the parties that (a) are submitted to the Independent Accountants for resolution pursuant to the terms of this Agreement shall be resolved as set forth in accordance with the terms of such section, and (b) related to a Tax Matter shall be resolved as set forth in accordance with the terms of ARTICLE VI. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.12          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.13          Legal Representation. In any proceeding by or against Buyer wherein Buyer asserts or prosecutes any claim under, or otherwise seeks to enforce, this Agreement, Buyer agrees in connection with such proceeding (a) that neither Buyer nor counsel therefor will move to seek disqualification of Carney Badley Spellman, P.S. as counsel to Sellers and (b) to consent to the representation of Sellers by Carney Badley Spellman, notwithstanding that Carney Badley Spellman has or may have represented the Sellers or each Acquired Company as counsel in connection with this transaction. This consent and waiver extends to Carney Badley Spellman representing the Sellers in litigation, arbitration or mediation in connection with or arising out of this Agreement. In addition, all communications (excluding any communications that evidence or otherwise relate to fraud relating to this Agreement or the transactions contemplated hereby) between the Sellers and each Acquired Company, on the one hand, and Carney Badley Spellman, on the other hand, related to this Agreement or the transactions contemplated herein shall be deemed to be attorney-client confidences that belong solely to the Sellers (and not either Acquired Company) (the “Seller Pre-Closing Communications”). All attorney-client, work product or similar privilege of Sellers or any of their Affiliates or otherwise with respect to or arising out of the transactions contemplated herein as a result of legal counsel of Carney Badley Spellman P.S., including any related summaries, drafts or analyses that constitute attorney work product, and all rights with respect to any of the foregoing, are hereby retained by, assigned and transferred to the Sellers effective as of the Closing. Buyer further agrees that, on its own behalf and on behalf of its Affiliates (including, after the Closing, each Acquired Company), Carney Badley Spellman’s representation of each Acquired Company shall be deemed completed and terminated without any further action by any Person effective as of the Closing. The covenants and obligations set forth in this Section 8.13 shall survive for five (5) years following the Closing Date.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written.

BUYER:

ALLIED MOTION TECHNOLOGIES, INC.

By:	/s/ Michael R. Leach
Michael R. Leach
Chief Financial Officer and Senior Vice President

SHAREHOLDER REPRESENTATIVE:

By:	/s/ Bruce M. Wanta
Bruce M. Wanta
Shareholder Representative

SELLERS:

By:	/s/ Bruce M. Wanta
Bruce M. Wanta

By:	/s/ Peggy Wanta
Peggy Wanta
Trustee of the Irrevocable Spousal Trust F.B.O. Peggy Wanta U/A dated September 1, 2021